UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 23, 2009

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 23, 2009, the Company entered into a Restrictive Covenant Agreement (the “Agreement”) with Mr. John L. Workman in connection with his resignation previously announced on October 23, 2009. The following description of the Agreement briefly summarizes the terms and conditions that are material to the Company and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Pursuant to the Agreement, Mr. Workman agreed to a non-disclosure covenant (unlimited as to time), a 12-month non-competition covenant, and a 12-month non-solicitation covenant. Mr. Workman also agreed to cooperate with the Company and its subsidiaries and affiliates both in defense of any claims asserted against them and otherwise. As consideration for entering into the Agreement, Mr. Workman will be paid a lump sum of $250,000 after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the Securities and Exchange Commission.

Except as to benefits the continuation of which are required by law, Mr. Workman will not be eligible to participate in or receive any benefits available to Company employees following the effective date of his resignation. Additionally, pursuant to the terms of the applicable benefit plans and award agreements, any unvested stock options and restricted shares held by Mr. Workman as of November 17, 2009 will be forfeited and canceled, as applicable, and he will have 90 days from that date to exercise any vested stock options.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Restrictive Covenant Agreement, dated November 23, 2009, by and between HealthSouth Corporation and John L. Workman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

          HealthSouth Corporation

          By:         /s/ John P. Whittington
Name:	John P. Whittington
Title:	Executive Vice President, General Counsel, and Corporate Secretary

Dated: November 23, 2009